                                                                    EXHIBIT h(8)

                             MEMORANDUM OF AGREEMENT


         This Memorandum of Agreement is entered into as of the date indicated on Exhibit "A" between AIM Growth Series and AIM Investment Funds (each a "Company" and collectively, the "Companies"), on behalf of the portfolios listed on Exhibit "A" to this Memorandum of Agreement (the "Funds"), and A I M Advisors, Inc. ("AIM").

         For and in consideration of the mutual terms and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Companies and AIM agree as follows:

         1. Each Company, for itself and its Funds, and AIM agree that until the expiration date, if any, of the commitment set forth on the attached Exhibit "A" occurs, as such Exhibit "A" is amended from time to time, AIM will not charge any administrative fee under each Fund's advisory agreement in connection with securities lending activities.

         2. Neither a Company nor AIM may remove or amend the fee waivers to a Company's detriment prior to requesting and receiving the approval of the Fund's Board to remove or amend such fee waiver as described on the attached Exhibit "A". AIM will not have any right to reimbursement of any amount so waived.

         Unless a Company, by vote of its Board of Trustees, or AIM terminates the fee waiver, or a Company and AIM are unable to reach an agreement on the amount of the fee waiver to which the Company and AIM desire to be bound, the fee waiver will continue indefinitely with respect to such Company. Exhibit "A" will be amended to reflect the new date through which a Company and AIM agree to be bound.

         Nothing in this Memorandum of Agreement is intended to affect any other memorandum of agreement executed by any Company or AIM with respect to any other fee waivers, expense reimbursements and/or expense limitations.

         IN WITNESS WHEREOF, each Company, on behalf of itself and its Funds listed in Exhibit "A" to this Memorandum of Agreement, and AIM have entered into this Memorandum of Agreement as of the date written above.

                                    AIM GROWTH SERIES
                                    AIM INVESTMENT FUNDS

                                    By: /s/ ROBERT H. GRAHAM
                                       -----------------------------------------
                                    Title: President
                                          --------------------------------------


                                    A I M ADVISORS, INC.

                                    By: /s/ ROBERT H. GRAHAM
                                       -----------------------------------------
                                    Title: President
                                          --------------------------------------

                                   EXHIBIT "A"


                                AIM GROWTH SERIES

FUND                                                  EFFECTIVE DATE                       COMMITTED UNTIL*
----                                                -------------------                    ----------------
AIM Basic Value Fund                                   June 5, 2000
AIM Small Cap Growth Fund                           September 11, 2000



                              AIM INVESTMENT FUNDS

FUND                                               EFFECTIVE DATE                       COMMITTED UNTIL*
----                                               --------------                       ---------------
AIM Global Financial Services Fund                 September 11, 2000
AIM Global Infrastructure Fund                     September 11, 2000



* Committed until the Company or AIM requests and receives the approval of the Company's Board to remove or amend such fee waiver. Such commitments are evergreen until amended and apply to each Fund.



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